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                      IN THE UNITED STATES DISTRICT COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                              FORT WORTH DIVISION

UNION PACIFIC RESOURCES GROUP,         )
INC.                                   )
                                       )
VS.                                    )  CIVIL ACTION NO. 4:97-CV-509-Y
                                       )
PENNZOIL COMPANY                       )

                            INITIAL SCHEDULING ORDER
                            ------------------------

      Pursuant to FED. R. CIV.P. 16(b), this Initial Scheduling Order will govern the preparation of this case for trial. The Court, having reviewed the joint status report and proposed discovery plan recently submitted by the parties,establishes the deadlines set out below to ensure that the case is expeditiously prepared for trial.

      Accordingly, it is ORDERED that:

      (1) The parties file any motions to implead third parties or to join additional parties pursuant to FED. R. CIV.P. 14 or 19, respectively, by 4:30 p.m. on November 17, 1997:

      (2) All disclosures relating to expert witnesses required by FED. R. CIV. P. 26(a)(2) be made and supplemented in the manner set out in that rule except that the disclosures required by subparagraphs (A) and (B) of Rule 26
(a)(2) be made by each party plaintiff no later than 4:30 p.m. on December 1, 1997, and by each party defendant no later than 4:30 p.m. on, December 18, 1997;(1)

      (3) Each party plaintiff file any motions for leave to amend his pleadings no later than 4:30 p.m. on December 18, 1997;

      (4) Each party defendant file any motions for leave to amend his pleadings no later than 4:30 p.m. on January 6, 1998;

      (5) The parties cease all discovery activity under the Federal Rules of Civil Procedure by


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(1) In accordance with the language of rule 26(a)(2), these disclosures shall be served on all parties but shall not be filed with the clerk of the Court.





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4:30 p.m. on February 5, 1998;(2)

        (6) The parties file all pretrial and dispositive motions except motions in limine no later than 4:30 p.m. on March 9, 1998;

        Further, it is ORDERED that the parties and their counsel strictly comply with the terms of this initial scheduling order and be on notice that failure to timely comply with this order may result in the imposition of sanctions against the non-complying party or counsel or both

        Near the close of discovery in this case, the Court will issue an order requiring the attendance of lead counsel at a trial-settling conference, at which time a trial date will be chosen.

        SIGNED October 21, 1997.


                                        /s/ TERRY R. MEANS
                                        --------------------------------
                                        TERRY R. MEANS
                                        UNITED STATES DISTRICT JUDGE


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(2) All discovery must be completed by the ordered date. Parties must serve discovery request with sufficient lead time to permit opponents to serve timely responses prior to the discovery deadline.



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